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                                                                     EXHIBIT 2.2


                                 FIRST AMENDMENT

     FIRST AMENDMENT, dated as of March 13, 1998 (the "First Amendment"), to the Recapitalization Agreement, dated as of October 14, 1997 (the "Recapitalization Agreement"), by and among Borden, Inc., a New Jersey corporation ("Borden"), Borden Decorative Products Holdings, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Borden ("BDPH"), and BDPI Holdings Corporation, a Delaware corporation ("MergerCo"). Capitalized terms used and not otherwise defined herein shall have the meaning ascribed to them in the Recapitalization Agreement.

     1. Amendments. Borden, BDPH and MergerCo hereby agree to amend the Recapitalization Agreement as follows:

     (a) By deleting Section 2.2(c)(ii) in its entirety and inserting in lieu thereof the following Section 2.2(c)(ii):

     (ii) Trademark Rights. All right, title and interest including, without limitation, any causes of action in respect thereof in the Trademark Rights (as defined in Section 6.10(b)) described or required by the terms hereof to be described on Part I of Schedule 6.10(b) hereto and, with the exception of those trademarks identified on Appendix A to the Borden Home License Agreement (as defined in Section 8.6(c)), all trademarks owned, used or held for use by BCL in each case principally in connection with the Business.

     (b) By deleting Section 2.2(c)(iii) in its entirety and inserting in lieu thereof the following Section 2.2(c)(iii):

    (iii) Copyrights. All right, title and interest including, without limitation, any causes of action in respect thereof, in the Copyright Rights (as defined in Section 6.10(c)) described or required by the terms hereof to be described on Part I of Schedule 6.10(c) hereto and all copyrights owned, used or held for use by BCL principally in connection with the Business.

     (c) By deleting Section 3.1 in its entirety and inserting in lieu thereof the following Section 3.1:

          Subject to the satisfaction or waiver of the conditions set forth in this Agreement, at the Closing and as of the Closing Date and immediately after the consummation of the Asset Transfer, MergerCo shall be merged with and into BDPH in accordance with the DGCL. Upon the Effective Time of the Merger (as defined below), the separate existence of MergerCo shall cease, and BDPH shall continue as the surviving corporation (the "Surviving Corporation"). After the Closing, all

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          references in this Agreement to "MergerCo" shall mean "BDPH", as successor by merger.

     (d) By deleting Section 3.4(a) in its entirety and inserting in lieu thereof the following Section 3.4(a)

          (a) At the Effective Time of the Merger, and without any further action on the part of BDPH or MergerCo, the Certificate of Incorporation of BDPH, as in effect immediately prior to the Effective Time of the Merger, shall be the certificate of incorporation of the Surviving Corporation following the Merger until thereafter further amended as provided therein and under the DGCL.

     (e) By deleting Section 8.6(a) in its entirety and inserting in lieu thereof the following Section 8.6(a):

     (a) Except as otherwise provided in the Borden Home License Agreement (defined below), for a period of six (6) months after the Closing Date, Borden hereby grants to BDPH a non-exclusive non-assignable, royalty- free license to use the Borden(R)trademark (hereinafter in this Section 8.6 the "Trademark") on notepaper, invoices, stationary, labels and other Business documents in connection with such Business on which the Trademark appears as of the Closing Date and shall thereafter cease to use the same except as permitted by this Section
          8.6. Notwithstanding the provisions of the immediately preceding sentence, BDPH may for a period of thirty-three (33) months from the Closing Date use the Trademark in the form and style in which the same are used in the Business as of the Closing Date (whether alone or in combination with other trademarks) on stocks of wallcoverings, pattern books and promotional materials produced by such Business at any time prior to the expiration of the aforesaid six (6) month period after the Closing Date; provided that any such products manufactured by BDPH are manufactured, in all material respects, at the quality standards of Borden and consistent, in all material respects, with the quality standards used prior to Closing. Any such Business materials bearing the Trademark not used within the aforesaid six (6) or thirty-three
          (33) month periods, as applicable, after the Closing Date may not thereafter be used by BDPH and shall be destroyed at MergerCo's sole expense unless otherwise agreed to by Borden in writing. Within the later of (i) one (1) month after any extension granted by Borden pursuant to the previous sentence or (ii) one (1) month following the expiration of the aforesaid six (6) or thirty-



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          three (33) month periods, as applicable, BDPH shall provide to Borden evidence reasonably satisfactory to Borden that all such Business materials have been used or destroyed. BDPH shall defend, indemnify and hold Borden harmless from any product liability or similar claims arising from Products manufactured and sold by BDPH using such Trademark. On and after the Closing, BDPH shall not be authorized to execute any purchase order bearing the Trademark and BDPH agrees immediately after Closing to destroy any and all such purchase order forms.

     (f) By deleting the words "one year" where they appear in Section 8.6(c) and inserting in lieu thereof the words "thirty-three (33) months."

     (g) By replacing Schedule 6.10(a) to the Recapitalization Agreement with the attached revised Schedule 6.10(a).

     (h) By replacing Schedule 6.10(c) to the Recapitalization Agreement with the attached revised Schedule 6.10(c).

     2.   General.

     (a) Except as expressly amended hereby, the provisions of the Recapitalization Agreement are and shall remain in full force and effect.

     (b) This First Amendment may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.



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     IN WITNESS WHEREOF, the parties have caused this First Amendment to be duly executed as of the date first above written.

                                                  BORDEN, INC.

                                                  By: _________________________
                                                      Name:
                                                      Title:

                                                  BDPI HOLDINGS CORPORATION

                                                  By: _________________________
                                                      Name:
                                                      Title:

                                                  BORDEN DECORATIVE PRODUCTS
                                                  HOLDINGS, INC.

                                                  By: _________________________
                                                      Name:
                                                      Title: